Exhibit 10.11

Master Decoration Project Management Service Agreement

This Agreement was made and entered into by and between the following parties in Beijing, the People’s Republic of China (the “PRC”) on October 17, 2023:

Party A: SUPER HI INTERNATIONAL HOLDING LTD. (on behalf of itself and its subsidiaries)

Address: 1 Paya Lebar Link #09-04 PLQ 1 Paya Lebar Quarter Singapore 408533

Party B: YIZHIHUA (SINGAPORE) CO.PTE.LTD (on behalf of itself and its subsidiaries)

Address: 112 ROBINSON ROAD #03-01 ROBINSON 112 Singapore 068902

Whereas:

Party B and its subsidiaries (hereinafter collectively referred to as “Party B”) intend to provide Party A and its subsidiaries (hereinafter collectively referred to as “Party A”) with decoration project management services for Party A's food and beverage outlets, and Party A is willing to purchase such services.

To specify the rights and obligations of Party B in providing relevant services to Party A, this Agreement in respect of the provision of services by Party B to Party A was made and entered into by consensus between Party A and Party B for joint compliance.

Article 1  Nature of Agreement

1.1	This Agreement is the framework and principle agreement between Party A and Party B. On the basis of the terms and conditions of the Agreement, the contract specific for projects (hereinafter referred to as the “project contract”) shall be entered into and complied with in relation to the decoration work management services provided by Party B to Party A (including subsidiaries of Party A and Party B under the Listing Rules as defined below).

1.2	This Agreement and appendixes hereto shall constitute the entire Agreement.

Article 2  decoration Work Management Services

2.1	Party A entrusts Party B to organize, coordinate and manage matters relating to the decoration works of Party A's designated subsidiaries, including but not limited to, site investigation, design, construction, and procurement of materials and equipment; Party A may choose Party B's service phases (design management, bidding management, construction management, etc.) according to the specific project and pay the expenses according to Party B's specific service phases;

2.2	Party B shall, through appropriate means in compliance with laws, select the professional entities required for the decoration of the designated subsidiaries for Party A. Such professional entities shall undertake the design, construction, supervision, supply and installation of materials and equipment and other works, and sign agreements with Party A through negotiation;

2.3	Party B shall take a holistic approach to the budget, quality, safety and progress in the process of decoration, handle the warranty, reworking, expenses and other matters through consultation, and ensure that such decoration works are acceptable and satisfy the operational needs of Party A’s designated subsidiaries;

2.4	Party B shall manage all kinds of agreements related to the decoration works for Party A, take a holistic approach to the costs, quality, safety, acceptance and settlement of such decoration works on behalf of Party A, and exercise the management functions of Party A on behalf of Party A.

Article 3  Rights and Obligations of Party A

3.1	Party A entrusts Party B to provide Party A with the decoration work management services as agreed herein, and to manage the decoration works under the project contract on behalf of Party A’s designated subsidiaries.

3.2	Party A shall have the right to require Party B to replace its subsidiary responsible for the management matters as set out in the project contract under this Agreement and the project manager or coordinator assigned by it;

3.3	The specific project contract will be signed by and between Party A (or its designated subsidiary) and Party B after Party A conducts the site location, market research and planning of projects for the designated subsidiaries.

3.4	Party A shall, in accordance with the stipulation in the specific project contract, instruct Party B and require Party B to provide management services.

3.5	Party A shall have the right to assign relevant personnel from time to time to supervise the progress, quality, safety, construction and other processes of the specific project managed by Party B. In case of any problem, Party A shall have the right to require the rectification of Party B or to require Party B to urge the pertinent professional entities for rectification, and Party B shall proactively cooperate with Party A.

3.6	Party A will participate in the completion and acceptance of the work and assist in the handover procedure of the work after Party A receives the written notice regarding the satisfaction of conditions of completion and acceptance from Party B.

3.7	Party A is obliged to reconcile the account with Party B and pay the expenses within the time as agreed by the parties hereto.

3.8	In the event that Party B violates this Agreement, Party A shall have the right to penalize Party B with the amount from RMB1,000 to RMB10,000 per time at its discretion.

Article 4  Rights and Obligations of Party B

4.1	Party B may accept Party A's entrustment to provide Party A with decoration work management services.

4.2	Party B shall have the right to obtain the management service fees pursuant to this Agreement after the fulfillment of the specific project contract and confirmation by Party A.

4.3	Party B shall arrange the decoration works and participate in the coordination and negotiation of all parties according to Party A's instruction.

4.4	Party B shall ensure the quality, safety and construction progress of the project in accordance with the stipulation of the project contract; Party B shall be responsible for the collation and delivery of the data and information concerning completion and acceptance.

4.5	Party B shall select professional entities in accordance with the relevant regulations, and be responsible for the unified organization and coordination of the professional entities related to each decoration project to ensure that each professional entity carries out its work smoothly under the premise of guaranteeing the quality and progress of the project.

4.6	Party B shall be responsible for receiving the materials and data provided by Party A and keeping the same properly.

4.7	Party B shall, in accordance with the relevant laws and regulations, make its reasonable efforts to promote the decorations pursuant to the standards stipulated in the relevant regulations.

4.8	Party B is obliged to report to Party A on project management when the project progresses to milestones (such as changes, process, quality, progress and other milestones).

4.9	Before making decisions on specific project contents, Party B shall obtain Party A's approval (such as the decision involving confirmation of drawings and work schedule and cost contents). Party B shall implement decisions according to Party A's instructions.

4.10	Party B shall ensure that the decoration work passes Party A's acceptance within the period agreed in the project contract. The acceptance criteria shall be subject to Party A's comments. Upon completion of the decoration, Party B shall notify Party A of such completion, organize the relevant acceptance of the project and hand over such decoration works to Party A.

Article 5  Method of Settlement

5.1	This Agreement is a framework agreement in respect of the specific project contracts for the subsidiaries designated by Party A. The parties shall determine the service fee standard with reference to the current market price of relevant decoration project management services (as shown in Appendix I and updates from time to time by mutual consensus in Appendix I) and settle the service fees. The specific fee standard shall be subject to the contract signed by and between the parties hereto.

5.2	Party A shall pay Party B a fixed amount of management fees according to Party A's rating of the project after acceptance. The management fees shall be paid at the time agreed upon in the project contract. Party B shall submit the payment application form to Party A before the payment time and such application shall be confirmed by Party A. Party B shall issue an invoice according to Party A's instruction and submit the same to Party A after Party A's confirmation. Party A shall make the payment to Party B upon Party A's receipt of a valid invoice from Party B. Party B is obliged to actively make a reasonable reminder to Party A.

5.3	Party A shall, depending on the specific circumstances, implement a reward settlement for Party B in combination with the additional value created by Party B for the specific project during the decoration and the assessment of the work schedule.

5.4	Party B shall compensate Party A for the actual loss caused in the construction process.

5.5	Party A shall have the right to deduct the damages determined in accordance with the terms and conditions of this Agreement and the portion of liquidated damages for Party B's breach of contract directly from any outstanding fees payable to Party B at the time of payment of service fees.

Article 6  Liability for Breach of the Agreement

6.1	Unless otherwise stipulated in this Agreement, if either party defaults or fails to perform in full its obligations hereunder, or breaches any of its representations, guarantees or commitments herein, it shall be deemed to be in breach of this Agreement and, if the other party suffers loss as a result of such failure, the defaulting party shall indemnify the other party and hold the other party harmless against the loss suffered.

Article 7  Pertinent Matters under the Listing Rules

7.1	Given that Party A is currently a listed company on the Main Board of the Stock Exchange of Hong Kong Limited (hereinafter referred to as the “Hong Kong Stock Exchange”), Party B constitutes the connected person of Party A under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (hereinafter referred to as the “Listing Rules”), and the transactions under this Agreement constitute continuing connected transactions under the Listing Rules. Now therefore, the parties hereby agree:

a)	During the term of this Agreement, Party B agrees to provide all required information and assistance to independent non-executive directors and/or appointed financial advisers, auditors and legal advisers of Party A, to assist Party A in making the relevant disclosures as required by the relevant securities regulatory rules and fulfilling obligations as a company listed on the Main Board of the Hong Kong Stock Exchange.

b)	In the event that the transactions under this Agreement and the modification, change, rescission or re-entry of this Agreement are subject to the approval of the independent shareholders of Party A (or the obtaining of the relevant waiver from the Hong Kong Stock Exchange) and/or the compliance with other relevant securities regulatory requirements in accordance with the requirements of the Listing Rules, the performance of this Agreement in relation to such transactions shall be conditional upon the obtaining of the approval of the independent shareholders of Party A (or the obtaining of the relevant waiver from the Hong Kong Stock Exchange) and/or the compliance with other relevant securities regulatory requirements.

c)	During the term of this Agreement, the parties agree to endeavor to keep the amount of the relevant transactions under this Agreement within the annual aggregate limit as disclosed in Party A’s announcement launched on the date of signing of this Agreement. In the event that the transaction amount between the parties is expected to exceed such limit, Party A shall update an announcement as soon as possible and convene a general meeting of shareholders of Party A to consider and approve the new annual aggregate limit (if applicable) in accordance with the Listing Rules and the provisions of the articles of association of Party A. Prior to the publication of the announcement by Party A and the obtaining of the independent shareholders' approval (if applicable), the parties agree to endeavor to control the amount of the relevant transactions within the annual aggregate limit.

Article 8  Duration

8.1	This Agreement is valid from January 1, 2024 to December 31, 2026.

8.2	Subject to the relevant requirements of the Listing Rules and other applicable laws and regulations, this Agreement will be automatically renewed for a three-year period each time without any limitation on the number of times of renewal unless Party A notifies Party B in writing in advance 30 days prior to the expiry of the term of this Agreement. Other terms during the renewal period shall be adjusted by the parties hereto through separate negotiations in light of the actual status at that time.

Article 9  Confidentiality

9.1	Party A and Party B shall guarantee that at any time and under any circumstances, each party will not disclose to others the business secrets (including but not limited to prices, sales data, knowledge, technology, exclusive knowledge, product formulas, and other information that involves business secrets) of the other party it knows or make improper use of such information for the benefit of itself or others. In case of any disclosure, the breaching party shall bear all the losses thus caused to the non-breaching party, except the disclosure required to be made by Party A in accordance with the Listing Rules, other relevant securities regulatory rules or the requirements of regulators.

Article 10  Force Majeure

10.1	The force majeure events referred to in this Agreement include governmental acts, fires, explosions, typhoons, floods, earthquakes, tidal waves, lightning, wars, pandemics, terrorist activities and other objective conditions that cannot be foreseen, avoided and overcome by either party (hereinafter referred to as force majeure events). If a force majeure event happens to either party, the party in question shall promptly notify the other party of such event and provide the other party with a written proof from the authority within 7 days.

10.2	In the event of a force majeure event, neither party shall be liable for any damage, loss or additional costs caused by the failure or delay in the performance of this Agreement due to the force majeure event; the failure or delay in the performance of this Agreement by either party due to the force majeure event shall not be regarded as a breach of this Agreement; the party affected by the force majeure event shall take appropriate measures to exempt or minimize the impact caused by the force majeure event, and shall make every effort to perform such obligations as are unable or delayed to perform due to the force majeure event. After the elimination of the force majeure event, the parties agree that each party shall use its best endeavors to perform this Agreement, or to negotiate on the change or rescission of this Agreement or specific provisions hereof.

Article 11  Change and Rescission of the Agreement

11.1	If, through consultation, the parties to this Agreement reach a consensus, this Agreement may be changed, provided that a written supplemental agreement shall be signed and Article 7.1 of this Agreement shall be observed.

11.2	If any of the following situations occurs, this Agreement may be rescinded:

a)	This Agreement cannot be performed for up to 60 days due to force majeure events;

b)	The parties reach a written termination agreement through consultation;

c)	The default of either party makes the performance of this Agreement impossible or unnecessary, and the party in question shall bear liabilities for breach of this Agreement.

Article 12  Dispute Resolution and Applicable Laws

12.1	Any dispute arising from the performance of this Agreement shall be resolved by the parties through consultation. In case of failure to the consultation, either party may file the dispute to the Hong Kong International Arbitration Center for arbitration in accordance with its arbitration rules in force at that time.

12.2	This Agreement is governed by, and shall be construed and executed in accordance with the laws of Hong Kong.

Article 13  Miscellaneous

13.1	This Agreement is made in quadruplicate, with each party holding two duplicates.

13.2	This Agreement shall come into force for the period of time set forth herein after it has been signed by the parties.

13.3	For matters not covered herein, the parties shall separately make and enter into a supplementary agreement after a consensus between the parties, which shall have the equal effect as this Agreement.

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(No text on this page, which is the signature page of the Master Decoration Project Management Service Agreement)

Party A: SUPER HI INTERNATIONAL HOLDING LTD. (on behalf of itself and its subsidiaries)

Authorized representative: /s/ Cong Qu

Party B: YIZHIHUA (SINGAPORE) CO.PTE.LTD (on behalf of itself and its subsidiaries)

Authorized representative: /s/ Shuoyi Zhang

Appendix I

Service Fee Reference